Exhibit 99.1

For Immediate Release:	January 27, 2014

Investor Relations Contact:	Media Relations Contact:
Marliese L. Shaw	Adam J. Jeamel
Senior Vice President, Investor Relations Officer	Vice President, Corporate Communications
860-291-3622	860-291-3765
mshaw@rockvillebank.com	ajeamel@rockvillebank.com

ROCKVILLE FINANCIAL, INC.

ANNOUNCES FOURTH QUARTER AND ANNUAL EARNINGS;

11% CORE EPS GROWTH FOR THE YEAR 2013

ROCKVILLE, Conn., January 27, 2014 – Rockville Financial, Inc. (“Rockville Financial” or the “Company”) (NASDAQ Global Select Stock Market: “RCKB”), the holding company for Rockville Bank (the “Bank”), today announced net income of $1.8 million, or $0.07 per diluted share, for the quarter ended December 31, 2013, compared to net income of $4.3 million, or $0.16 per diluted share, for the quarter ended December 31, 2012. Core net income for the fourth quarter of 2013 was $3.3 million (Non-GAAP), or $0.13 per diluted share, adjusted for $2.1 million (pre-tax) of expenses related to the transformational merger of equals with United Financial Bancorp, Inc. announced on November 15, 2013. Core net income for the fourth quarter of 2012 was $3.6 million (Non-GAAP), or $0.13 per diluted share, adjusted for $579,000 (pre-tax) net gains on sales of securities, as well as $893,000 (pre-tax) payment received from the Company’s core processor and $503,000 (pre-tax) of expense, both due to service disruption during Hurricane Sandy.

	For the Three Months Ended			For the Years Ended
($ in thousands, except share data)	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net income	$1,757	$4,620	$4,325	$14,227	$15,797
Core net income	3,296	4,599	3,641	16,300	15,700
GAAP EPS - Diluted	$0.07	$0.18	$0.16	$0.54	$0.56
Core EPS - Diluted	$0.13	$0.18	$0.13	$0.62	$0.56

For the year 2013, net income is $14.2 million, or $0.54 per diluted share, compared to $15.8 million, or $0.56 per diluted share, for the year 2012. Core net income for 2013 was $16.3 million, or $0.62 per diluted share, adjusted for $2.1 million (pre-tax) of merger expenses in the fourth quarter of 2013, $1.4 million (pre-tax) of non-recurring expense reduction actions the Company completed in the second quarter of 2013, and $585,000 (pre-tax) net gains on sales of securities.

RCKB – Rockville Financial, Inc.	Page 1	www.rockvillefinancialinc.com

Core net income for 2012 was $15.7 million, or $0.56 per diluted share, adjusted for $914,000 (pre-tax) net gains on sales of securities and $1.2 million (pre-tax) related to conversion grant stock based compensation expense, as well as $893,000 (pre-tax) payment from the Company’s core processor and $503,000 (pre-tax) of expense, both due to service disruption during Hurricane Sandy.

“I am pleased to announce that Rockville Financial, Inc. achieved core diluted earnings per share growth of 11% in 2013. In the fourth quarter mortgage sales declined significantly due to market factors and rate volatility, but linked quarter annualized loan growth was 15% and annualized residential mortgage growth was 14%. Rockville continues to increase its capacity to generate consumer loan product and is forecasting stronger consumer loan production in 2014,” stated William H. W. Crawford, IV, President and Chief Executive Officer of Rockville Financial, Inc. and Rockville Bank.

“Overall it was a strong year. The Company reported 17% commercial loan growth, 15% deposit growth, flat core operating expense and continued excellent asset quality. Rockville’s total shareholder return was 14% for the year and 95% for the last three years.”

Earnings in both 2013 and 2012 were affected by non-core income and expense. A reconciliation of these non-GAAP measures may be found on pages F-8 and F-9.

Financial Highlights

•	11% increase in core diluted earnings per share to $0.62 for the year 2013 from $0.56 for the year 2012

•	Fourth quarter diluted earnings per share of $0.07, core diluted earnings per share of $0.13

•	Fourth quarter net income of $1.8 million, core net income of $3.3 million

•	Core ROA of 0.59% and 0.76% for the fourth quarter and the year 2013, respectively

•	9% decrease in core operating revenue, compared to linked quarter

•	4% decrease in core operating revenue, compared to fourth quarter 2012

•	Core operating expense flat compared to linked quarter and last six consecutive quarters

•	$257,000 net gain from sales of loans, compared to $1.7 million in the linked quarter – portfolio return on equity higher than gain on sale return on equity in fourth quarter

•	3.23% tax equivalent net interest margin, compared to 3.32% in the linked quarter

•	15% earning asset growth in 2013

•	7% net loan growth in 2013

•	15% deposit growth in 2013

•	12% non-interest bearing deposit growth in 2013

•	Reduction in NPAs/Total Assets to 0.65% from 0.66%

•	Nominal 0.06% annualized net loan charge-offs to average loans

•	Core NIE/Average Assets decreased to 2.67% from 2.71% in the linked quarter

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Loan Production Highlights

•	17% commercial loan growth in 2013, and 4% linked quarter growth

•	Fourth quarter 2013 residential mortgage originations of $60 million

•	Residential mortgage originations of $282 million in 2013

•	Market share increase to 16th in Connecticut for 2013 from 21st in 2012; ranked 6th in the Hartford-West Hartford-East Hartford MSA in 2013 from 12th in 2012

•	62% of residential mortgage volume is for home purchases

•	33% increase in annual purchase mortgage production, compared to 2012

•	39% increase in purchase mortgage production, compared to fourth quarter of 2012

•	15% annualized linked quarter total loan growth, compared to 7%, 9% and 3% annual loan growth in 2013, 2012 and 2011

Capital Highlights

•	95% 3-year total shareholder return

•	14% 1-year total shareholder return

•	54% dividend increase since 2011 conversion

•	42% of the second stock buyback plan completed at $13.12 per share average cost, compared to $13.42 per share average closing price

•	147% dividend payout ratio in the fourth quarter, 79% core payout ratio

•	$11.49 tangible book value per share, compared to $11.29 tangible book value per share in the linked quarter

•	Core Return on Tangible Common Equity of 3.82%, 4.91% and 5.46% for 2011, 2012 and 2013, respectively

•	26% decrease in Tangible Common Equity/Tangible Assets since 2011 conversion to 12.97%

Fourth Quarter Staffing Highlights

•	FTE up 6 net positions to 342 at December 31, 2013 from 336 at linked quarter-end

•	New hires primarily in revenue driving divisions

•	Newly-created position of Senior Vice President of Virtual Banking

Operating Results

Rockville Financial reported fourth quarter earnings of $1.8 million and annual earnings of $14.2 million, achieving these results despite the prolonged low-interest rate environment, a hyper-competitive commercial lending environment, increased expense incurred in the fourth quarter due to merger and acquisition, and expenses incurred in the second quarter of 2013 due to cost reduction actions of the Company. Core net income in 2013 totaled $16.3 million in 2013, a 4% increase from core net income of $15.7 million in 2012. Supporting the core net income growth was a disciplined approach to non-interest expense; therefore, while revenue has increased, core operating expenses have been flat for the past six consecutive quarters. The Company reported core return on average assets (“ROA”) of 0.59% and core return on tangible common equity (“ROTCE”) of 4.42% for the fourth quarter of 2013.

RCKB – Rockville Financial, Inc.	Page 3	www.rockvillefinancialinc.com

The Company’s total operating revenue and core operating revenue decreased by 9% in the fourth quarter compared to the linked quarter. This decrease in operating revenue is primarily attributable to the pre-tax $1.5 million reduction in gains on sales of residential mortgages to the secondary market. The Company developed a mortgage hold versus sell return on equity (“ROE”) model and during the fourth quarter the assessed ROE for portfolio loans exceeded gain on sale spreads, which led the Company to shift from a secondary mortgage model to a portfolio based approach. As a result of this shift the Company reported a quarterly net increase in residential mortgage balances for the first time since the second quarter of 2012. The annualized growth rate for total loans was 14% during the fourth quarter as compared to an average annual growth rate of 6% over the last three years since the Company began selling mortgages to the secondary market. Therefore, while gains on sales of loans have declined for the linked quarter, on-balance sheet growth will have a positive impact on net interest income in future quarters. Local market and market spread volatility will impact on-going decisions to operate under the secondary mortgage model or the portfolio based approach, which will in turn impact revenue levels derived from gains on sales of loans. Based on current market conditions the Company expects to continue to portfolio residential mortgages in the first quarter of 2014. However, we have recently seen spreads rising and with the expansion of mortgage production in Fairfield County and the Boston market, we believe loan sales will increase in the second quarter of 2014.

Operating revenue for the year was further driven by the commercial banking business’s focus on borrower facing loan level hedges. This program was implemented during the first half of 2013 and resulted in total fee income of $658,000 for the year. In addition, the Company experienced strong growth in the investment subsidiary, Rockville Financial Services (“RFS”), resulting in fee income of $265,000 for the fourth quarter of 2013, representing an increase of 155% from the same period in 2012. The annual fee income for RFS totaled $1.0 million, representing a $620,000 or 162% increase from the 2012 results.

Net interest income was stable and increased slightly by $103,000 to $17.0 million in the fourth quarter compared to the linked quarter. Average earning assets increased by $73 million, or 4%, due to continued business development resulting in commercial loan growth and strategic decisions to increase available for sale investment purchases. The tax equivalent net interest margin for the fourth quarter of 2013 was compressed by 9 basis points to 3.23%, compared to 3.32% for the third quarter of 2013, primarily as a result of the 7 basis points decline in the yield on loans and the 1 basis point increase in the cost of interest-bearing liabilities. The reduction in the average yield during the fourth quarter from both a linked quarter and year-over-year basis, was primarily due to the shift toward adjustable rate commercial loan and residential mortgage originations, the sale of higher yielding residential loans to the secondary market, and the impact that the extended low interest rate environment has had on the yields of new loan originations. The Company’s strategic decision to take steps to shorten the duration of earning assets during the quarter while extending funding will better position the balance sheet for rising interest rates and enhance its long-term earnings but will adversely impact short-term earnings.

The fourth quarter provision for loan losses decreased $189,000, or 21%, to $720,000 for the three months ended December 31, 2013 compared to $909,000 for the comparable 2012 period due to the composition of the portfolio, the level of non-performing loans and charge-offs, local economic and credit conditions, the direction of real estate values and delinquencies. Net charge-offs for the fourth quarter were $240,000, or 0.06% annualized as a percentage of average loans outstanding, a decrease from $271,000, or 0.13% annualized as a percentage of average loans outstanding, in the prior year period. Provision expense continues to be assessed in correlation to the Company’s loan growth and risk profile.

RCKB – Rockville Financial, Inc.	Page 4	www.rockvillefinancialinc.com

On a linked quarter basis, non-interest expense increased $2.4 million to $17.2 million in the fourth quarter 2013, while core operating expense was relatively flat at $15.0 million. The aforementioned $2.1 million in merger and acquisition expense related to the recently announced merger of equals was not included in fourth quarter core operating expense. Salaries and employee benefits expense increased by $718,000, or 8%, over the linked quarter due to an increase in full time equivalent employees. FTE increased to 342 at December 31, 2013 from 336 at September 30, 2013, and included the addition of six mortgage loan officers during the quarter. The fourth quarter of 2013 non-interest expense as a percentage of average assets and the efficiency ratio on a core basis were 2.67% and 75.42%, respectively, as compared to 2.71% and 67.18% in the linked quarter.

For the year 2013, core operating expense totaled $59.0 million and increased by $4.9 million, or 9%, from total core operating expense of $54.0 million in 2012. The primary drivers of the increase in core operating expense in 2013 was the $3.8 million increase in core salaries and employee benefits expense and $1.2 million in core occupancy expense which are attributable to the continued infrastructure investment as the Company continues to grow and expand its footprint within the Connecticut marketplace. FTE increased to 342 at December 31, 2013 from 331 at December 31, 2012 supporting expansion in the revenue driving commercial, residential mortgage banking and private banking divisions. This infrastructure growth will provide the Company with the ability to continue strong organic growth to mitigate potential margin compression in 2014.

Growth in 2014 will be further enhanced by the hiring of Donna Patel, a seasoned, respected and national banking business leader, in the Company’s newly-created position of Senior Vice President of Virtual Banking. In this leading role, Patel will be responsible for managing Rockville’s non-branch delivery channels to provide an enhanced, integrative high-tech customer experience. This includes providing the direction, planning and execution of the virtual banking offerings Rockville wants to deliver to its customers, ensuring anyone who banks with Rockville benefits from a seamless customer experience. The improved virtual banking experience will benefit those customers that prefer to bank on-line and will create opportunities for growth in that demographic.

Additionally in the second half of 2013, the Company announced that it will be merging its Employee Stock Ownership Program (“ESOP”), with its Defined Contribution Plan, or 401(k) Plan, effective January 1, 2014. This initiative is expected to save the Company approximately $1.2 million in 2014. The Company continues to evaluate further cost saving efficiencies and we look forward to becoming a significantly more efficient company following the merger with United Financial Bancorp, Inc. The merger is subject to both shareholder and regulatory approval.

Strong Organic Loan and Deposit Growth;

Mortgage Banking Expansion

Growth in all major categories of the balance sheet are reflective of the significant human capital and infrastructure investment the Company made during 2012 and 2013. Expansion of the commercial lending division led to a $110 million, or 7%, increase in net loans for the year. The commercial division also meaningfully contributed to the 15% deposit growth during the year through demand deposit and municipal deposit acquisition. Expansion of the mortgage banking division resulted in strong mortgage originations and record sales of residential mortgage loans to

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the secondary market. Had the Company not sold residential mortgage loans totaling $212 million in the secondary market in 2013, net loans would have increased by approximately $322 million, or 20%, during the year. The $164 million, or 68%, increase in the available for sale securities portfolio was attainable as a direct result of the expertise added in the Treasury department. Through these expansion efforts, total assets increased $302 million, or 15%, to $2.3 billion at December 31, 2013 from $2.0 billion at December 31, 2012.

The available for sale securities portfolio increased $164 million to $405 million, representing 18% of total assets at December 31, 2013, from $241 million at December 31, 2012, largely from purchases of investment grade corporate bonds, collateralized loan obligations and collateralized mortgage obligations. The bond purchases represent an opportunity to shorten portfolio duration and add diversification to the portfolio holdings. The Company is comfortable with the level of investment securities as a percentage of total assets as of year-end, and will not likely become a bigger portion on the balance sheet in 2014.

Net loans grew organically during the year by $110 million due to the aforementioned continued focus on commercial banking and expansion of that team. Specifically, total commercial loans grew by $155 million, or 17% in 2013, and were comprised of a commercial real estate portfolio increase of $80 million, or 11%, a commercial business portfolio increase of $76 million, or 44% and a $583,000, or 1%, decrease in the commercial construction portfolio. During the fourth quarter of 2013, the commercial loan portfolio grew by $37 million, or 15% annualized, comprised of a $23 million increase in the commercial real estate portfolio and a $25 million increase in the commercial business portfolio, partially offset by an $11 million reallocation from the commercial construction portfolio to permanent commercial real estate. Average commercial loans grew by $46 million, or 5%, in the fourth quarter (20% on an annualized basis).

The growth in commercial deposits is also reflective of the expansion of the commercial team, both from the perspective of increased commercial banking relationships as well as the increase in municipal deposits as a result of sales efforts by the private banking and cash management teams. Municipal deposits totaled $166 million at December 31, 2013 and increased by $79 million, or 90%, during 2013. The New Haven and Northern loan production teams actively take market share from large bank competitors and this organic growth strategy has been further enhanced with the introduction of a new commercial team in the West Hartford market during 2013.

While residential mortgage loans grew on-balance sheet by $22 million, or 4% (14% annualized), on a linked quarter basis, the year-over-year decline in portfolio balances of $49 million is reflective of the Company’s strategy to sell fixed rate residential loans to the secondary market in the low interest rate environment that continued through the majority of the past year. During the second half of 2013 there was a dynamic shift in the mortgage market, from the refinance activity that was prevalent in 2012, to an increase in purchase mortgages and construction loans. The diminished refinance market greatly impacted fourth quarter residential mortgage originations, as purchase mortgage activity is typically sluggish during that time period. As a result residential mortgage originations declined by 31% in the fourth quarter of 2013 to $60 million from $87 million in the same period of the prior year, and from $70 million in the linked quarter. However, purchase mortgage activity increased considerably. During the fourth quarter of 2013, the Company originated purchase mortgages totaling $37 million, representing a 39% increase from the same 2012 period. Purchase mortgage originations totaled $126 million for the year, representing an increase of 33% from the prior year. The Company additionally focused on growth in the home

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equity lending business, originating home equity loans totaling $15 million in the fourth quarter of 2013 and $45 million for the year 2013, representing a 145% and a 41% increase from the prior year periods, respectively.

Additionally, the Company enjoyed significantly increased market share in the mortgage business for each of the Metropolitan Statistical Areas (“MSA”) it operates in. Noteworthy is the Hartford-West Hartford-East Hartford MSA, which increased to 6th place in 2013 from 12th in 2012. The Company remains the number one mortgage lender in Tolland County. Overall, for the State of Connecticut, the Company was reported to have the 16th highest market share for mortgage originations in 2013, an increase from 21st position in 2012.

The residential mortgage business line continues to evolve, including the expansion of mortgage loan officers to twenty-three at year-end 2013 from seventeen at September 30, 2013 and twelve at year-end 2012. The six additional mortgage loan officers hired in the fourth quarter were not operational for the entire quarter and therefore will have a greater impact on originations in the first quarter of 2014. Noteworthy is the geographic location of the newest mortgage loan officers, with the addition of two officers in Fairfield County, Connecticut and two officers in close proximity to Boston, Massachusetts. The Company has received regulatory approval to open Loan Production Offices in both of these locations and has expanded to these new markets due to an opportunity to recruit great talent in those areas. Rockville will continue to expand to markets where talent opportunities arise. As a result of the expanded originations team, the Company expects strong consumer lending trends to continue.

Deposits totaled $1.74 billion at December 31, 2013 and increased $231 million from $1.50 billion at December 31, 2012, reflecting a $28 million, or 12%, increase in non-interest bearing deposits and a $203 million, or 16%, increase in interest bearing deposits. Deposit growth was enhanced by the first quarter opening of the West Hartford Banking Center, which is reporting total deposits of $104 million at year-end comprised of $30 million in retail deposits and $74 million in commercial deposits. Municipal deposits also continue to be an important funding source for the Company. The Company also retains brokered time deposits, reflecting the Company’s philosophy to opportunistically diversify funding sources at a lowest cost. Inclusive of commercial money market deposits deemed to be brokered deposits, total brokered deposits were $137 million at December 31, 2013 with a weighted average cost of 0.88%.

Rockville’s organic growth strategy will be further enhanced by the recent opening of the Company’s first full-service banking location in New Haven County. The Hamden branch location opened in December and will support the Hamden Loan Production Office that has been servicing that market since 2011. Additionally, the Company anticipates opening a banking center location in North Haven during the third quarter of 2014.

Asset Quality

The Company maintains a continued disciplined approach to asset quality and will not match extremely favorable pricing or underwriting and structure pressures of competitor banks if those considerations do not meet the Company’s asset quality standards. As a result, fourth quarter asset quality metrics remain very favorable. Non-performing assets decreased $3.7 million to $15.2 million at December 31, 2013 from $18.9 million at December 31, 2012. The ratio of non-performing assets to total assets decreased 29 basis points to 0.66% at December 31, 2013 from

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0.95% at December 31, 2012. Loans on non-accrual decreased $2.4 million to $13.7 million at December 31, 2013 from $16.1 million at December 31, 2012. Included in non-accrual loans are non-accruing troubled debt restructurings (TDR). Non-accruing TDRs decreased $1.8 million to $1.3 million at December 31, 2013 from $3.1 million at December 31, 2012. The ratio of non-performing loans to total loans decreased 20 basis points to 0.80% at December 31, 2013 from 1.00% at December 31, 2012. At December 31, 2013, the allowance for loan losses as a percentage of non-performing loans and of total loans outstanding was 140.55% and 1.12%, compared to 115.08% and 1.15% at December 31, 2012, respectively.

Dividend

The Board of Directors declared a cash dividend on the Company’s common stock of $0.10 per share to shareholders of record at the close of business on February 3, 2014 and payable on February 10, 2014. This dividend equates to a 2.91% annualized yield based on the $13.76 average closing price of the Company’s common stock in the fourth quarter of 2013. The Company has paid dividends for 31 consecutive quarters. The dividend payout ratio for the quarter ended December 31, 2013 was 147%, and was 79% on a core basis.

Tangible Book Value

Tangible book value increased by $0.20 during the quarter to $11.49 at December 31, 2013 from $11.29 at September 30, 2013, primarily due to a $0.17 increase in the post-retirement benefits asset. The stock repurchase program activity during the quarter produced a net $0.01 decline in tangible book value, when considering both cost and share count. The Company remains confident that stock buybacks are an excellent long-term capital management tool which will ultimately lead to increasing return on equity. The negative impact of the Company’s $0.10 dividend was partially offset by the fourth quarter’s net income and other less significant components to shareholders’ equity.

Stock Repurchase Program

The Company obtained approval and initiated a second buyback plan on May 20, 2013. Under this plan, the Company is authorized to repurchase up to 2,730,026 shares, or 10% of the outstanding shares at the time the plan was approved. As of December 31, 2013, the Company had repurchased 1,156,891 shares under this plan at an average cost of $13.12 per share. The average closing price of the Company’s common stock over this time period was $13.42 per share.

The Company repurchased 97,000 shares during the quarter ended December 31, 2013, at an average price of $12.99, which was 113% of the Company’s tangible book value of $11.50. The average closing price during the fourth quarter was $13.76, or 120% of the Company’s tangible book value. In total, the Company has repurchased 4,108,141 shares as of December 31, 2013, or 14% of total shares outstanding prior to the first repurchase program. The Company is currently precluded from repurchasing shares due to the pending merger with United Financial Bancorp, Inc.

Management Comments

“Rockville has filed the Form S-4 with the SEC, filed all of its regulatory applications and is working diligently on merger integration with United Financial Bancorp, Inc. We look forward to

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becoming a highly efficient and top performing Company, and continuing to provide exceptional service to our customers and communities,” stated William H. W. Crawford, IV, President and Chief Executive Officer (CEO). “I would like to thank our team of dedicated employees who deliver a superior customer experience every day.”

Investor Conference Call

Rockville Financial, Inc. will host a conference call on Tuesday, January 28, 2014 at 10:00 a.m. Eastern Time (ET) to discuss the Company’s fourth quarter results. Those wishing to participate in the call may dial toll-free 1-888-317-6016. A telephone replay of the call will be available through February 11, 2014 by calling 1-877-344-7529 and entering conference number 10039075. A podcast will be available on the Company’s website for an extended period of time, as well as on the Company’s investor relations app.

About Rockville Financial, Inc.

Rockville Financial, Inc. is the parent of Rockville Bank, which is a 22-branch community bank serving Tolland, Hartford, New London and New Haven counties in Connecticut. Rockville Bank has established a New Haven County Commercial Banking Office in Hamden, Conn., and opened a full service Banking Center in West Hartford, Conn. in January 2013 and a full service branch in Hamden, Conn. in December 2013. For more information about Rockville Bank’s services and products, call (860) 291-3600 or visit www.rockvillebank.com. For more information about Rockville Financial, Inc., visit www.rockvillefinancialinc.com or download the Company’s free Investor Relations app on your Apple or Android device.

To download Rockville Financial, Inc.‘s investor relations app on your iPhone, which offers access to SEC documents, press releases, videos, audiocasts and more, please visit https://itunes.apple.com/WebObjects/MZStore.woa/wa/viewSoftware?id=725271098&mt=8 or https://itunes.apple.com/WebObjects/MZStore.woa/wa/viewSoftware?id=725271098&mt=8 for your iPad or https://play.google.com/store/apps/details?id=com.theirapp.rockville for your Android mobile device.

Forward Looking Statements

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.

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Rockville Financial, Inc. and Subsidiaries

Consolidated Statements of Net Income

(In Thousands, Except Share Data)

(Unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2013	2012	2013	2012
Interest and dividend income:
Loans	$16,898	$17,824	$67,752	$71,201
Securities-interest taxable	1,995	1,109	6,687	4,524
Securities-interest non-taxable	763	652	2,748	1,979
Securities-dividends	72	46	250	173
Interest-bearing deposits	20	25	80	75

Total interest and dividend income	19,748	19,656	77,517	77,952

Interest expense:
Deposits	2,130	2,088	7,992	8,734
Borrowed funds	642	541	2,468	2,210

Total interest expense	2,772	2,629	10,460	10,944

Net interest income	16,976	17,027	67,057	67,008
Provision for loan losses	720	909	2,046	3,587

Net interest income after provision for loan losses	16,256	16,118	65,011	63,421

Non-interest income:
Service charges and fees	1,810	1,682	7,935	6,480
Net gain from sales of securities	—	579	585	914
Net gain from sales of loans	257	1,334	5,054	4,417
Bank-owned life insurance	514	563	2,092	1,920
Other income	378	1,006	1,385	976

Total non-interest income	2,959	5,164	17,051	14,707

Non-interest expense:
Salaries and employee benefits	9,680	9,281	36,428	33,186
Service bureau fees	663	802	3,287	4,036
Occupancy and equipment	1,519	1,298	6,679	4,653
Professional fees	429	638	2,377	3,233
Marketing and promotions	42	125	476	412
FDIC assessments	301	272	1,172	1,046
Other real estate owned	241	96	874	540
Merger and acquisition expense	2,141	—	2,141	—
Other	2,159	2,516	9,032	8,590

Total non-interest expense	17,175	15,028	62,466	55,696

Income before income taxes	2,040	6,254	19,596	22,432
Provision for income taxes	283	1,929	5,369	6,635

Net income	$1,757	$4,325	$14,227	$15,797

Net income per share:
Basic	$0.07	$0.16	$0.55	$0.57
Diluted	$0.07	$0.16	$0.54	$0.56

Weighted-average shares outstanding:
Basic	25,444,330	27,510,100	26,061,942	27,796,116
Diluted	25,872,666	27,901,498	26,426,220	28,025,610

Rockville Financial, Inc. and Subsidiaries

Consolidated Statements of Net Income

(In Thousands)

(Unaudited)

	For the Three Months Ended
	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012
Interest and dividend income:
Loans	$16,898	$16,898	$16,801	$17,155	$17,824
Securities-interest taxable	1,995	1,828	1,640	1,224	1,109
Securities-interest non-taxable	763	685	650	650	652
Securities-dividends	72	71	72	35	46
Interest-bearing deposits	20	18	21	21	25

Total interest and dividend income	19,748	19,500	19,184	19,085	19,656

Interest expense:
Deposits	2,130	2,000	1,878	1,984	2,088
Borrowed funds	642	627	605	594	541

Total interest expense	2,772	2,627	2,483	2,578	2,629

Net interest income	16,976	16,873	16,701	16,507	17,027
Provision for loan losses	720	532	403	391	909

Net interest income after provision for loan losses	16,256	16,341	16,298	16,116	16,118

Non-interest income:
Service charges and fees	1,810	2,571	2,005	1,549	1,682
Net gain from sales of securities	—	29	329	227	579
Net gain from sales of loans	257	1,736	1,001	2,060	1,334
Bank-owned life insurance	514	544	524	510	563
Other income	378	220	249	538	1,006

Total non-interest income	2,959	5,100	4,108	4,884	5,164

Non-interest expense:
Salaries and employee benefits	9,680	8,962	9,112	8,674	9,281
Service bureau fees	663	888	921	815	802
Occupancy and equipment	1,519	1,514	2,210	1,436	1,298
Professional fees	429	608	617	723	638
Marketing and promotions	42	266	98	70	125
FDIC assessments	301	247	330	294	272
Other real estate owned	241	173	214	246	96
Merger and acquisition expense	2,141	—	—	—	—
Other	2,159	2,105	2,356	2,412	2,516

Total non-interest expense	17,175	14,763	15,858	14,670	15,028

Income before income taxes	2,040	6,678	4,548	6,330	6,254
Provision for income taxes	283	2,058	1,249	1,779	1,929

Net income	$1,757	$4,620	$3,299	$4,551	$4,325

Rockville Financial, Inc. and Subsidiaries

Consolidated Statements of Condition

(In Thousands, Except Share Data)

(Unaudited)

	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012
ASSETS
Cash and cash equivalents:
Cash and due from banks	$20,308	$22,729	$29,937	$12,427	$19,966
Short-term investments	24,927	31,742	53,486	45,116	15,349

Total cash and cash equivalents	45,235	54,471	83,423	57,543	35,315
Available for sale securities - At fair value	404,903	370,127	350,571	312,836	241,389
Held to maturity securities - At amortized cost	13,830	14,141	4,555	5,267	6,084
Loans held for sale	422	2,904	3,691	6,547	5,292
Loans receivable, net of allowance for loan losses	1,697,012	1,637,325	1,599,537	1,555,329	1,586,985
Federal Home Loan Bank of Boston stock, at cost	15,053	15,053	15,053	15,053	15,867
Accrued interest receivable	5,706	5,879	6,032	5,445	4,862
Deferred tax asset, net	10,697	14,056	13,618	11,377	10,720
Premises and equipment, net	24,690	22,848	22,278	21,174	20,078
Goodwill	1,070	1,070	1,070	1,070	1,070
Cash surrender value of bank-owned life insurance	64,470	63,949	63,404	58,880	58,370
Other real estate owned	1,529	2,129	2,611	2,587	2,846
Current Federal tax receivable	1,303	306	2,150	—	—
Prepaid FDIC assessments	—	—	—	1,822	2,089
Other assets	15,695	14,822	15,145	7,778	7,832

	$2,301,615	$2,219,080	$2,183,138	$2,062,708	$1,998,799

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits:
Non-interest-bearing	$266,609	$259,773	$248,144	$226,377	$238,924
Interest-bearing	1,468,596	1,432,299	1,338,997	1,320,504	1,265,756

Total deposits	1,735,205	1,692,072	1,587,141	1,546,881	1,504,680
Mortgagors’ and investor escrow accounts	6,342	3,635	7,030	4,067	6,776
Federal Home Loan Bank advances and other borrowings	240,228	196,246	272,070	172,787	143,106
Accrued expenses and other liabilities	20,458	31,954	19,905	17,981	23,626

Total liabilities	2,002,233	1,923,907	1,886,146	1,741,716	1,678,188

Total stockholders’ equity	299,382	295,173	296,992	320,992	320,611

	$2,301,615	$2,219,080	$2,183,138	$2,062,708	$1,998,799

Rockville Financial, Inc. and Subsidiaries

Selected Financial Highlights

(Dollars In Thousands, Except Share Data)

(Unaudited)

	At or For the Three Months Ended
	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012
Share Data:
Basic net income per share	$0.07	$0.18	$0.13	$0.17	$0.16
Diluted net income per share	0.07	0.18	0.12	0.17	0.16
Dividends declared per share	0.10	0.10	0.10	0.10	0.26

Operating Data:
Total operating revenue	$19,935	$21,973	$20,809	$21,391	$22,191
Total operating expense	17,175	14,763	15,858	14,670	15,028
Average earning assets	2,126,987	2,054,372	1,954,114	1,918,975	1,846,007

Key Ratios:
Return on average assets	0.31%	0.85%	0.64%	0.89%	0.88%
Return on average equity	2.39%	6.28%	4.26%	5.68%	5.34%
Tax-equivalent net interest margin	3.23%	3.32%	3.48%	3.48%	3.74%

Mortgage Production:
Dollar volume (Purchase & Refi)	$59,687	$69,890	$77,086	$75,048	$87,061
Mortgages originated for home purchases	37,046	39,934	31,221	15,900	26,571
Loans sold	22,493	68,446	66,098	62,703	47,007
Gains on sale of loans	257	1,736	1,001	2,060	1,334

Non-performing Assets:
Residential real estate	$8,887	$7,106	$7,521	$7,783	$7,837
Commercial real estate	656	1,086	1,126	1,358	2,162
Construction	1,518	1,442	1,456	1,760	1,470
Commercial business	1,259	799	773	1,568	1,407
Installment and collateral	3	3	—	45	45

Non-accrual loans	12,323	10,436	10,876	12,514	12,921
Troubled debt restructured - non-accruing	1,331	2,078	2,461	3,312	3,135

Total non-performing loans	13,654	12,514	13,337	15,826	16,056
Other real estate owned	1,529	2,129	2,611	2,587	2,846

Total non-performing assets	$15,183	$14,643	$15,948	$18,413	$18,902

Non-performing loans to total loans	0.80%	0.76%	0.83%	1.01%	1.00%
Non-performing assets to total assets	0.66%	0.66%	0.73%	0.89%	0.95%
Allowance for loan losses to non-performing loans	140.55%	149.45%	137.55%	117.13%	115.08%
Allowance for loan losses to total loans	1.12%	1.13%	1.14%	1.18%	1.15%

Non-GAAP Ratios: (1)
Non-interest expense to average assets	3.06%	2.71%	3.07%	2.87%	3.07%
Efficiency ratio (2)	86.15%	67.18%	76.21%	68.58%	67.72%
Cost of interest-bearing deposits	0.59%	0.57%	0.57%	0.61%	0.66%
Operating revenue growth rate	-9.28%	5.59%	-2.72%	-3.61%	2.84%
Operating revenue growth rate (annualized)	-37.10%	22.37%	-10.88%	-14.42%	11.36%
Average earning asset growth rate	3.53%	5.13%	1.83%	3.95%	1.84%
Average earning asset growth rate (annualized)	14.14%	20.52%	7.32%	15.81%	7.36%

(1)	Non-GAAP Ratios are not financial measurements required by generally accepted accounting principles; however, management believes such information is useful to investors in evaluating Company performance.
(2)	The efficiency ratio represents the ratio of non-interest expenses, to the sum of net interest income before provision for loan losses and non-interest income.

Rockville Financial, Inc. and Subsidiaries

Average Balance Sheets, Interest and Yields/Costs

(Dollars In Thousands)

(Unaudited)

	Three Months Ended
	December 31, 2013			December 31, 2012
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
Interest-earning assets:
Residential real estate	$630,228	$5,706	3.62%	$693,102	$7,017	4.05%
Commercial real estate	761,970	8,450	4.40	645,052	8,398	5.18
Construction	52,459	497	3.76	52,879	505	3.80
Commercial business	233,491	2,214	3.76	167,574	1,868	4.43
Installment and collateral	2,315	31	5.38	2,987	37	4.95
Investment securities	399,033	3,075	3.08	245,203	2,042	3.33
Federal Home Loan Bank stock	15,053	14	0.37	15,867	19	0.48
Other earning assets	32,438	20	0.25	41,767	25	0.24

Total interest-earning assets	2,126,987	20,007	3.75	1,864,431	19,911	4.26

Allowance for loan losses	(18,930)			(18,424)
Non-interest-earning assets	140,383			114,885

Total assets	$2,248,440			$1,960,892

Interest-bearing liabilities:
NOW and money market accounts	$659,882	547	0.33	$521,443	372	0.28
Savings accounts	224,098	37	0.07	214,134	64	0.12
Certificates of deposit	559,951	1,546	1.10	521,665	1,653	1.26

Total interest-bearing deposits	1,443,931	2,130	0.59	1,257,242	2,089	0.66
Advances from the Federal Home Loan Bank	181,117	609	1.33	131,502	540	1.63
Other borrowings	30,366	33	0.43	—	—	—

Total interest-bearing liabilities	1,655,414	2,772	0.66	1,388,744	2,629	0.75

Non-interest-bearing liabilities	299,003			247,855

Total liabilities	1,954,417			1,636,599
Stockholders’ equity	294,023			324,293

Total liabilities and stockholders’ equity	$2,248,440			$1,960,892

Net interest-earning assets	$471,573			$475,687

Tax-equivalent net interest income		17,235			17,282
Tax-equivalent net interest rate spread			3.09			3.51
Tax-equivalent net interest margin			3.23			3.70

Average interest-earning assets to average interest-bearing liabilities			128.49			134.25

Less tax-equivalent adjustment		259			255

Net interest income		$16,976			$17,027

Rockville Financial, Inc. and Subsidiaries

Average Balance Sheets, Interest and Yields/Costs

(Dollars In Thousands)

(Unaudited)

	Three Months Ended
	December 31, 2013			September 30, 2013
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
Interest-earning assets:
Residential real estate	$630,228	$5,706	3.62%	$651,996	$6,112	3.75%
Commercial real estate	761,970	8,450	4.40	741,345	8,293	4.44
Construction	52,459	497	3.76	47,779	435	3.61
Commercial business	233,491	2,214	3.76	207,656	2,027	3.87
Installment and collateral	2,315	31	5.38	2,534	31	4.91
Investment securities	399,033	3,075	3.08	365,364	2,832	3.10
Federal Home Loan Bank stock	15,053	14	0.37	15,053	14	0.37
Other earning assets	32,438	20	0.25	22,645	18	0.32

Total interest-earning assets	2,126,987	20,007	3.75	2,054,372	19,762	3.83

Allowance for loan losses	(18,930)			(18,544)
Non-interest-earning assets	140,383			141,767

Total assets	$2,248,440			$2,177,595

Interest-bearing liabilities:
NOW and money market accounts	$659,882	547	0.33	$620,540	481	0.31
Savings accounts	224,098	37	0.07	224,831	35	0.06
Certificates of deposit	559,951	1,546	1.10	541,042	1,484	1.09

Total interest-bearing deposits	1,443,931	2,130	0.59	1,386,413	2,000	0.57
Advances from the Federal Home Loan Bank	181,117	609	1.33	205,391	603	1.16
Other borrowings	30,366	33	0.43	21,067	24	0.45

Total interest-bearing liabilities	1,655,414	2,772	0.66	1,612,871	2,627	0.65

Non-interest-bearing liabilities	299,003			270,379

Total liabilities	1,954,417			1,883,250
Stockholders’ equity	294,023			294,345

Total liabilities and stockholders’ equity	$2,248,440			$2,177,595

Net interest-earning assets	$471,573			$441,501

Tax-equivalent net interest income		17,235			17,135
Tax-equivalent net interest rate spread			3.09			3.18
Tax-equivalent net interest margin			3.23			3.32

Average interest-earning assets to average interest-bearing liabilities			128.49			127.37

Less tax-equivalent adjustment		259			262

Net interest income		$16,976			$16,873

Rockville Financial, Inc. and Subsidiaries

Average Balance Sheets, Interest and Yields/Costs

(Dollars In Thousands)

(Unaudited)

	Years Ended December 31,
	2013			2012
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
Interest-earning assets:
Residential real estate	$652,220	$24,646	3.78%	$690,237	$28,630	4.15%
Commercial real estate	724,089	33,337	4.60	623,793	33,160	5.32
Construction	48,531	1,773	3.65	50,595	1,896	3.75
Commercial business	197,499	7,867	3.98	163,825	7,331	4.48
Installment and collateral	2,581	129	5.01	3,481	184	5.29
Investment securities	348,627	10,619	3.05	218,369	7,373	3.38
Federal Home Loan Bank stock	15,222	59	0.39	16,079	82	0.51
Other earning assets	30,143	80	0.27	29,999	75	0.25

Total interest-earning assets	2,018,912	78,510	3.89	1,796,378	78,731	4.38

Allowance for loan losses	(18,664)			(17,347)
Non-interest-earning assets	133,409			112,530

Total assets	$2,133,657			$1,891,561

Interest-bearing liabilities:
NOW and money market accounts	$596,580	1,772	0.30	$486,701	1,387	0.28
Savings accounts	225,379	142	0.06	206,978	263	0.13
Certificates of deposit	541,148	6,078	1.12	523,134	7,084	1.35

Total interest-bearing deposits	1,363,107	7,992	0.59	1,216,813	8,734	0.72
Advances from the Federal Home Loan Bank	179,637	2,387	1.33	112,299	2,210	1.97
Other borrowings	17,842	81	0.45	—	—	—

Total interest-bearing liabilities	1,560,586	10,460	0.67	1,329,112	10,944	0.82

Non-interest-bearing liabilities	268,484			235,209

Total liabilities	1,829,070			1,564,321
Stockholders’ equity	304,587			327,240

Total liabilities and stockholders’ equity	$2,133,657			$1,891,561

Net interest-earning assets	$458,326			$467,266

Tax-equivalent net interest income		68,050			67,787
Tax-equivalent net interest rate spread			3.22			3.56
Tax-equivalent net interest margin			3.37			3.77

Average interest-earning assets to average interest-bearing liabilities			129.37			135.16

Less tax-equivalent adjustment		993			779

Net interest income		$67,057			$67,008

Rockville Financial, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

(In Thousands)

(Unaudited)

	Three Months Ended					Years Ended
	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net income	$1,757	$4,620	$3,299	$4,551	$4,325	$14,227	$15,797
Adjustments:
Net gains on sale of securities	—	(29)	(329)	(227)	(579)	(585)	(914)
Effect of position eliminations	—	—	561	—	—	561	—
Effect of branch lease termination agreement	—	—	809	—	—	809	—
Merger and acquisition expense	2,141	—	—	—	—	2,141	—
Effect of service disruptions on revenue, Hurricane Sandy	—	—	—	—	(893)	—	(893)
Effect of service disruptions on expenses, Hurricane Sandy	—	—	—	—	503	—	503
Effect of stock-based compensation	—	—	—	—	—	—	1,167
Income tax expense (benefit)	602	(8)	321	(62)	(285)	853	(40)

Net adjustment	1,539	(21)	720	(165)	(684)	2,073	(97)

Total core net income	$3,296	$4,599	$4,019	$4,386	$3,641	$16,300	$15,700

Total non-interest income	$2,959	$5,100	$4,108	$4,884	$5,164	$17,051	$14,707
Adjustments:
Net gains on sale of securities	—	(29)	(329)	(227)	(579)	(585)	(914)
Effect of service disruptions on revenue, Hurricane Sandy	—	—	—	—	(893)	—	(893)

Total core non-interest income	2,959	5,071	3,779	4,657	3,692	16,466	12,900
Net interest income	16,976	16,873	16,701	16,507	17,027	67,057	67,008

Total core operating revenue	$19,935	$21,944	$20,480	$21,164	$20,719	$83,523	$79,908

Total non-interest expense	$17,175	$14,763	$15,858	$14,670	$15,028	$62,466	$55,696
Adjustments:
Effect of position eliminations	—	—	(561)	—	—	(561)	—
Effect of branch lease termination agreement	—	—	(809)	—	—	(809)	—
Merger and acquisition expense	(2,141)	—	—	—	—	(2,141)	—
Effect of service disruptions on expenses, Hurricane Sandy	—	—	—	—	(503)	—	(503)
Effect of stock-based compensation	—	—	—	—	—	—	(1,167)

Total core operating expense	$15,034	$14,763	$14,488	$14,670	$14,525	$58,955	$54,026

Rockville Financial, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

(In Thousands)

(Unaudited)

	Core Operating Revenue
	Year Ended	Three Months Ended
	December 31, 2013	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Net interest income	$67,057	$16,976	$16,873	$16,701	$16,507
Non-interest income	17,051	2,959	5,100	4,108	4,884

Operating revenue	84,108	19,935	21,973	20,809	21,391
Net gain from sales of securities	(585)	—	(29)	(329)	(227)

Core operating revenue	$83,523	$19,935	$21,944	$20,480	$21,164

	Core Operating Expense
	Year Ended	Three Months Ended
	December 31, 2013	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Non-interest expense	$62,466	$17,175	$14,763	$15,858	$14,670
Merger and acquisition expense	(2,141)	(2,141)	—	—	—
Effect of branch lease termination agreement	(809)	—	—	(809)	—
Effect of position eliminations	(561)	—	—	(561)	—

Core operating expense	$58,955	$15,034	$14,763	$14,488	$14,670

	Core Operating Revenue
	Year Ended	For the Three Months Ended
	December 31, 2012	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Net interest income	$67,008	$17,027	$16,964	$16,891	$16,126
Non-interest income	14,707	5,164	4,614	2,259	2,670

Operating revenue	81,715	22,191	21,578	19,150	18,796
Net gain from sales of securities	(914)	(579)	(214)	(118)	(3)
Effect of service disruptions on revenue, Hurricane Sandy	(893)	(893)	—	—	—

Core operating revenue	$79,908	$20,719	$21,364	$19,032	$18,793

	Core Operating Expense
	Year Ended	For the Three Months Ended
	December 31, 2012	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Non-interest expense	$55,696	$15,028	$14,510	$13,815	$12,343
Effect of stock-based compensation	(1,167)	—	—	(1,167)	—
Effect of service disruptions on expenses, Hurricane Sandy	(503)	(503)	—	—	—

Core operating expense	$54,026	$14,525	$14,510	$12,648	$12,343